UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2005

Penwest Pharmaceuticals Co.

(Exact Name of Registrant as Specified in Charter)

Washington	000-23467	91-1513032
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39 Old Ridgebury Road, Suite 11
Danbury, Connecticut	06810-5120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 736-9378

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
SIGNATURE

Item 1.02. Termination of a Material Definitive Agreement.

     On July 7, 2005, Penwest Pharmaceuticals Co. (“Penwest”) was notified by Prism Pharmaceuticals, Inc. (“Prism”) that Prism did not intend to proceed with development activities on PW2101 under the License Agreement (the “License Agreement”), dated April 26, 2005, between Penwest and Prism. As a result, under the terms of the License Agreement, the License Agreement will terminate effective July 20, 2005. Penwest had previously announced that it would not conduct further development activities on PW2101 following Penwest’s receipt from the United States Food and Drug Administration (the “FDA”) on June 28, 2005 of a non-approvable letter for Penwest’s New Drug Application for PW2101.

     Pursuant to the License Agreement, Penwest had granted Prism an exclusive license under certain Penwest intellectual property to develop, make, use and commercialize PW2101 in the United States and Canada for all indications except the treatment and/or prophylaxis of migraine, and Prism had agreed to pay Penwest milestone payments upon achievement of milestones related to FDA approval and launch of PW2101, as well as royalties on net sales. PW2101 is a beta blocker, intended for the treatment of hypertension and angina, that was under review by the FDA.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENWEST PHARMACEUTICALS CO.
Date: July 13, 2005	By:	/s/ Jennifer L. Good
Jennifer L. Good
Senior Vice President, Finance and Chief Financial Officer